NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 04, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 20, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in state of incorporation and mandatory exchange of shares of Southwest Gas Holdings, Inc. which became effective on Septmeber 20, 2019, each share of Common Stock of Southwest Gas Holdings, Inc. (Old) was exchanged for one (1) share of Common Stock of Southwest Gas Holdings, Inc. (New) upon a share for share basis. This Form 25 is only for the removal from listing on the NYSE of the Common Stock of Southwest Gas Holdings, Inc. (Old), and not a termination of the registration of the Common Stock of Southwest Gas Holdings, Inc. (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 23, 2019.